                                                                    EXHIBIT 11.1


                                 CARDIMA, INC.
                       COMPUTATION OF NET LOSS PER SHARE
                     (in thousands, except per share data)
                                  (unaudited)

                                                              Three months ended    Nine months ended
                                                                 September 30,        September 30,
                                                             ---------- ---------- ---------- ----------
                                                               1997       1996       1997       1996
                                                             ---------- ---------- ---------- ----------
Historical:
 Weighted average common shares outstanding                     8,093         73      3,481         72
  Shares related to Staff Accounting Bulletins Nos. 55,
    64 and 83:
  Stock options                                                     -        632        211        632
  Preferred Stock                                                   -      2,357        786      2,357
                                                              -------    -------    -------    -------

Total shares used in calculating net loss per share             8,093      3,061      4,478      3,060
                                                              =======    =======    =======    =======

Net loss                                                      $(3,423)   $(2,171)   $(8,509)   $(5,318)
                                                              =======    =======    =======    =======

Net loss per share                                            $ (0.42)    ($0.71)    ($1.90)    ($1.74)
                                                              =======    =======    =======    =======


Pro forma:
 Shares used in calculating net loss per share (per above)      8,093      3,061      4,478      3,060
 Preferred Stock if converted                                       -      3,370      1,938      3,286
                                                              -------    -------    -------    -------

Total shares used in calculating pro forma net loss per share   8,093      6,431      6,416      6,347
                                                              =======    =======    =======    =======

Net loss                                                      $(3,423)   $(2,171)   $(8,509)   $(5,318)
                                                              =======    =======    =======    =======

Pro forma net loss per share                                  $ (0.42)   $ (0.34)    ($1.33)    ($0.84)
                                                              =======    =======    =======    =======
